EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-126054, 333-46936, and 333-79643 on Form S-8 of our reports dated March 8, 2010, relating to the consolidated financial statements of Nautilus, Inc. appearing in this Annual Report on Form 10-K of Nautilus, Inc. for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Portland, Oregon
March 8, 2010